Exhibit 5
February 10, 2009
PolyMedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087
     Re: REGISTRATION STATEMENT ON FORM S-1
Ladies and Gentlemen:
     We have acted as counsel to PolyMedix, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) on Form S-1 (Reg. No. 333-156532), as amended to date to be filed on the date hereof (the “Registration Statement”), of an aggregate of 16,630,043 shares (the “Resale Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) offered for sale by the selling stockholders listed in the prospectus contained in the Registration Statement. Of the Resale Shares: (i) 6,088,340 shares (the “Converted Shares”) were issued to certain selling stockholders upon conversion of the Company’s Series 2008 Convertible Preferred Stock (the “Preferred Stock”) originally sold to such selling stockholders in a private placement of the Preferred Stock in September 2008 (the “2008 Private Placement”); (ii) 6,367,923 shares (the “Warrant Shares”) are issuable upon exercise of the Company’s outstanding Series B Warrants (the “Warrants”) that were issued to such selling stockholders and the Company’s placement agents in the 2008 Private Placement; and (iii) 2,853,780 shares (the “Insider Shares”) held by certain of the Company’s directors and executive officers and 1,320,000 shares (the “Option Shares”) issuable upon exercise of options (the “Options”) to purchase Common Stock granted to such directors and executive officers, as well as certain of the Company’s consultants.
     In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Commission”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Designations governing the Series 2008 Convertible Preferred Stock (the “Certificate of Designations”); (iii) the form of Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the

PolyMedix, Inc.

February 10, 2009
Commission on September 24, 2008, (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (v) the Company’s Amended and Restated By-Laws, as amended to date, (vi) certain resolutions of the Company’s board of directors, (vii) the Company’s equity compensation plans and applicable Option award documents pursuant to such plans, and (viii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the due execution, exercise and delivery of the Warrant Shares and the Option Shares in the manner described in the Warrant or applicable Option award documents.
     The law covered by this opinion letter is limited to the laws of the State of Delaware and the federal laws of the United States of America.
     Based upon and subject to the foregoing, we are of the opinion that:
     (i) the issuance of the Resale Shares has been duly authorized, and
     (ii)(a) the Converted Shares, having been issued and delivered against payment therefor in accordance with the terms of the Certificate of Designations and the applicable purchase documents relating to the Preferred Stock, (b) the Insider Shares, having been issued and delivered against consideration therefor, and (c) the Warrant Shares and the Option Shares, upon the exercise of Warrants and Options and payment of the consideration therefor provided for in the Warrants and the applicable Option award documents, will be validly issued, fully paid and nonassessable by the Company in accordance with the Delaware General Corporation Law.
     We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
     As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this

PolyMedix, Inc.

February 10, 2009
opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm. Further, we undertake no duty to update or modify this opinion in the event of changes to applicable law subsequent to the furnishing of this opinion with the Commission.

Very truly yours,
/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP